UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

FORM 8K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

March 16, 2009
 Date of Report (Date of earliest event reported)

1st NRG Corp
 (Exact name of Registrant as specified in its Charter)

            Delaware                                         0-2660                                    22-3386947
_____________________________________________________________________________________________________________________________________________________________________________________
(State or other jurisdiction           (Commission File No.)                   (IRS Employer
     of incorporation)                                                                           Identification No.)

1730 LaBounty Rd.#213, Ferndale, WA 98248
 (Address of principal executive offices) (Zip Code)

360-384-4390
 (Registrants telephone number, including area code)

 (Former name or former address, if changed since last report)

INFORMATION INCLUDED IN THIS REPORT

Section 5 Corporate Governance and Management

Item 8.01 Other Events

On March 16th, 2009 the Company entered into a non-binding Letter of Intent to acquire Presidium Energy, LC.  The basic terms of the acquisition involve issuing the shareholders of Presidium approximately 63 million shares of the Company’s common stock.  The transaction is subject to successfully negotiating the final terms and conditions to be included in the closing documents.

In order to meet the required level of stock issuances proposed under this non-binding Letter of Intent, upon agreement to proceed to a binding Letter of Intent and the subsequent concluding Agreements, the Directors of the Company will present the Shareholders with a recommendation to increase the authorized common share capital of the Company to at least 150 million.

Presidium Energy is an oil and gas exploration company headquartered in Traverse City, Michigan.  The company has major drilling programs underway in Michigan, Indiana, and Oklahoma.  The Company has a dual focus of oil exploration and the development of low-risk, unconventional natural gas plays to create long-term, stable income-producing assets for shareholders.  Presidium is managed for creating maximum shareholder value by drilling in proven trends, acquiring extensive seismic data ahead of drilling, and targeting areas where both shale gas and oil can be produced.  Presidium is aggressively developing four major project areas, with plans to keep at least four rigs active throughout 2009.  Presidium holds rights to over 2300 drilling locations associated with over 300,000 net acres of oil and gas leasehold.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

1st NRG Corp. /s/ Dr. J. Greig __________________________ Dr. J. Greig, Chairman Date: March 19, 2009